Exhibit 99.1

For Further Information:

Eloise L. Mackus, CEO

Phone: 330.576.1208

Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION RECEIVES NASDAQ NOTICE

Fairlawn, Ohio – January 12, 2012 – Central Federal Corporation (Nasdaq: CFBK) announced that on January 10, 2012 it was advised that The Nasdaq Stock Market had determined that the Company is eligible for an additional 180 day calendar period, until July 9, 2012, to regain compliance with the minimum closing bid price requirement for continued listing on The Nasdaq Capital Market. To regain compliance, the closing bid price of the Company’s common shares must meet or exceed $1.00 per share for at least ten consecutive business days prior to July 9, 2012.

On July 13, 2011, the Company had received notice from Nasdaq that it did not comply with the minimum bid price requirement for continued listing on The Nasdaq Capital Market because the bid price for its common stock had fallen below $1.00 per share for the 30 consecutive business days prior to the date of that notice. Rule 5550(a)(2) of Nasdaq’s Listing Rules requires a minimum bid price of $1.00 per share.

During this additional period, the Company’s common stock will continue to trade on Nasdaq under the symbol CFBK.

In the event the Company does not regain compliance, the Company may be eligible for additional time through an appeal to a Hearings Panel, or be required to have its stock quoted on the Over the Counter Bulletin Board.

The Company is considering a number of different actions that it may take in order to regain compliance with the continued listing requirements.

The Company continues to move forward with its previously disclosed proposed rights offering of common stock to raise $22.5—$30.0 million in additional capital and improve the capital ratios of the Company and CFBank.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.